                                                                    EXHIBIT 3.51

                            CERTIFICATE OF FORMATION

                                       OF

                           REED-HYCALOG THAILAND, LLC



         This Certificate of Formation of Reed-Hycalog Thailand, LLC (the 'Company") dated January 27, 2003, is being executed by the undersigned for the purpose of forming a Limited Liability Company pursuant to the Delaware Limited Liability Company Act.

         FIRST: The name of the limited liability company formed hereby is Reed-Hycalog Thailand, LLC.

         SECOND: The address of the registered office of the Company in the State of Delaware is Capitol Services, inc., 615 Dupont Highway, Dover, Delaware 19901.

         THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is Capitol Services, inc., 615 Dupont Highway, Dover, Delaware 19901.

         FOURTH: All limited liability company interests in the LLC are securities by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware on the date hereof (the "UCC"), and pursuant to the terms of Section 8-103 of the UCC, such limited liability company interests shall be "securities" for all purposes of such Article 8 and under all other provisions of the UCC.

         IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has EXECUTED THIS Certificate of Formation as of the date first above written.


                                            /s/ Barbara E. Duren
                                            ------------------------------------
                                            Barbara E. Duren, Authorized Person